Exhibit 99

           Eaton Reports Fourth Quarter Net Income of $1.38
   Per Share, up 19 Percent; Eaton Increases Dividend by 13 Percent

    CLEVELAND--(BUSINESS WIRE)--Jan. 23, 2006--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.38 for the fourth quarter of 2005, an increase of 19 percent over net income per share of $1.16 in the fourth quarter of 2004. Sales in the quarter were a record $2.8 billion, 8 percent above the same period in 2004. Net income was $210 million compared to $183 million in 2004, an increase of 15 percent.
    Net income in both periods included charges related to restructuring activities. Before restructuring charges, operating earnings per share in the fourth quarter of 2005 were $1.43 versus $1.23 per share in 2004, an increase of 16 percent. Operating earnings for the fourth quarter of 2005 were $219 million compared to $194 million in 2004, an increase of 13 percent.
    Sales growth in the fourth quarter of 8 percent consisted of 5 percent organic growth and 4 percent from acquisitions, offset by a 1 percent decline from lower exchange rates. The 5 percent organic growth was made up of 3 percent growth in end markets and 2 percent growth from outgrowing end markets.
    For the full year 2005, sales were $11.1 billion, 13 percent above 2004. Net income of $805 million increased 24 percent over 2004, and net income per share of $5.23 rose 27 percent. Operating earnings per share for 2005 of $5.38 rose 25 percent above 2004. Operating earnings in 2005 totaled $829 million versus $675 million in 2004, an increase of 23 percent.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had another quarter of strong performance, marking this as the fifteenth quarter in a row where we have recorded a year-over-year increase in operating earnings per share of more than 10 percent.
    "Looking at 2005 as a whole, we had an outstanding year," said Cutler. "Our sales grew 13 percent, operating earnings per share grew 25 percent, and our return on equity was 22 percent. In addition, we generated a record amount of cash, with operating cash flow in 2005 rising 35 percent, to just over $1.1 billion.
    "In 2000, we set several challenging goals for Eaton over the 2000-2005 time period, " said Cutler. "I am pleased to report that we exceeded most of the goals. In particular, our compound annual growth in operating earnings per share of 15 percent exceeded our 10 percent goal. In addition, our annual total return to shareholders over the last five years has averaged 18 percent."
    In light of its strong results and future prospects, Eaton is taking the following actions:

    -- Increasing its quarterly dividend by 13 percent, from $.31 per share to $.35 per share

    -- Making a voluntary contribution of $100 million to its qualified pension plan in the United States.

    "As we survey our end markets in 2006, we anticipate growth of approximately 3 percent," said Cutler. "We expect to outgrow our end markets by well over 50 percent, and we expect to also record approximately $475 million of growth from the full-year impact of the eight acquisitions and one joint venture we concluded in 2005. As a result, we anticipate overall growth in our sales in 2006 of approximately 10 percent.
    "We anticipate net income per share for the first quarter of 2006 to be $1.20 to $1.30, and for the full year to be $5.75 to $6.05. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions and joint ventures, are anticipated to be $1.25 to $1.35 for the first quarter of 2006, and $5.95 to $6.25 for the full year."

    Business Segment Results

    Fourth quarter sales of the Electrical segment, Eaton's largest business group, were $1.01 billion, up 13 percent over 2004. Operating profits in the fourth quarter were $106 million. Operating profits before restructuring charges were $111 million, up 32 percent from results in 2004.
    "End markets for our electrical business grew about 4 percent during the fourth quarter, the same rate of growth for the year as a whole," said Cutler. "In 2006, we expect our markets to grow at between 4 and 5 percent, but the nonresidential electric markets will become a more important source of growth than in 2005. Most importantly, we are continuing to realize significantly stronger operating margins."
    In the Fluid Power segment, fourth quarter sales were $839 million, 8 percent above the fourth quarter of 2004. Operating profits in the fourth quarter were $96 million. Operating profits before restructuring charges were $98 million, up 11 percent compared to a year earlier.
    Fluid Power markets grew 4 percent compared to the same period in 2004, with global hydraulics shipments up 5 percent, commercial aerospace markets up 11 percent, defense aerospace markets up 4 percent, and European automotive production down 1 percent.
    "Growth in the mobile and industrial hydraulics markets moderated in the fourth quarter from the rates seen earlier in the year, " said Cutler. "We are particularly pleased with our margins in the fourth quarter, which rebounded significantly from those in the third quarter.
    "For 2006, we anticipate that growth in both the agricultural and construction equipment markets will be lower than in 2005, while industrial markets should enjoy growth similar to 2005," said Cutler. "The commercial aerospace market is expected to post significantly higher growth in 2006, while defense aerospace markets are expected to be flat.
    "We closed two aerospace acquisitions in the fourth quarter," said Cutler. "The timing of these two acquisitions could not be better. These acquisitions expand our product and system capabilities and, in combination with our existing aerospace businesses, our annualized sales to the aerospace market now total more than $1.2 billion."
    The Truck segment posted sales of $549 million in the fourth quarter, up 10 percent compared to 2004. Operating profits in the quarter were $105 million. Operating profits before restructuring charges were $108 million, up 11 percent compared to the fourth quarter of 2004.
    NAFTA heavy-duty production was up 5 percent compared to 2004, NAFTA medium-duty production was down 1 percent, European truck production was up 5 percent, and Brazilian vehicle production was up 1 percent.
    "Production of NAFTA heavy-duty trucks in 2005 totaled 341,000 units, " said Cutler. "We believe that production in 2006 will likely stay at about the same level."
    The Automotive segment posted fourth quarter sales of $442 million, 4 percent lower than the comparable quarter of 2004. Operating profits were $46 million. Operating profits before restructuring charges were $49 million, 17 percent lower than fourth quarter 2004.
    Automotive production in NAFTA increased 3 percent compared to the fourth quarter of 2004, while European production declined 1 percent.
    "Our Automotive segment revenue in the fourth quarter was reduced by 3 percent due to foreign exchange," said Cutler. "Our margins were impacted in the quarter by costs incurred to start up new facilities in Eastern Europe and costs to exit a product line. For 2006, we anticipate slightly weaker production in NAFTA and a slight increase in production in Europe."
    Eaton Corporation is a diversified industrial manufacturer with 2005 sales of $11.1 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 59,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.
    Notice of Conference Call: Eaton's conference call to discuss its fourth quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern Time through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.
    This news release contains forward-looking statements concerning the first quarter 2006 and full year 2006 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, and our growth from acquisitions and joint ventures. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and year ended December 31, 2005 and 2004 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                                    Three months ended   Year ended
                                       December 31       December 31
                                    ------------------ ---------------
(Millions except for per share data)  2005      2004     2005    2004
                                    --------- -------- -------- ------

Net sales                             $2,838   $2,633  $11,115  $9,817
Income before income taxes               244      194      996     781
Net income                               210      183      805     648

Net income per Common Share assuming
 dilution                              $1.38    $1.16    $5.23   $4.13
Average number of Common Shares
 outstanding assuming dilution         152.7    157.8    154.0   157.1

Net income per Common Share basic      $1.41    $1.19    $5.36   $4.24
Average number of Common Shares
 outstanding basic                     149.3    153.8    150.2   153.1

Cash dividends paid per Common Share    $.31     $.27    $1.24   $1.08

Reconciliation of net income to
 operating earnings
------------------------------------
Net income                              $210     $183     $805    $648
Excluding restructuring charges
 (after-tax)                               9       11       24      27
                                    --------- -------- -------- ------
Operating earnings                      $219     $194     $829    $675
                                    ========= ======== ======== ======

Net income per Common Share assuming
 dilution                              $1.38    $1.16    $5.23   $4.13
Per share impact of restructuring
 charges (after-tax)                     .05      .07      .15     .17
                                    --------- -------- -------- ------
Operating earnings per Common Share    $1.43    $1.23    $5.38   $4.30
                                    ========= ======== ======== ======

See accompanying notes.



Eaton Corporation
Statements of Consolidated Income

                                    Three months ended   Year ended
                                       December 31       December 31
                                    ------------------ ---------------
(Millions except for per share data)  2005      2004     2005    2004
                                    --------- -------- -------- ------

Net sales                             $2,838   $2,633  $11,115  $9,817

Cost of products sold                  2,059    1,899    8,012   7,082
Selling & administrative expense         453      431    1,757   1,587
Research & development expense            74       65      287     261
Interest expense-net                      22       20       90      78
Provision to exit a business                       15               15
Other (income) expense-net               (14)       9      (27)     13
                                    --------- -------- -------- ------
Income before income taxes               244      194      996     781
Income taxes                              34       11      191     133
                                    --------- -------- -------- ------
Net income                              $210     $183     $805    $648
                                    ========= ======== ======== ======

Net income per Common Share
 assuming dilution                     $1.38    $1.16    $5.23   $4.13
Average number of Common Shares
 outstanding assuming dilution         152.7    157.8    154.0   157.1

Net income per Common Share basic      $1.41    $1.19    $5.36   $4.24
Average number of Common Shares
 outstanding basic                     149.3    153.8    150.2   153.1

Cash dividends paid per Common Share    $.31     $.27    $1.24   $1.08

See accompanying notes.



Eaton Corporation
Business Segment Information

                                   Three months ended    Year ended
                                      December 31       December 31
                                   ------------------ ----------------
(Millions)                           2005      2004     2005    2004
                                   --------- -------- -------- -------

Net sales
---------
Electrical                           $1,008     $895   $3,758  $3,072
Fluid Power                             839      779    3,240   3,098
Truck                                   549      498    2,288   1,800
Automotive                              442      461    1,829   1,847
                                   --------- -------- -------- -------
                                     $2,838   $2,633  $11,115  $9,817
                                   ========= ======== ======== =======
Operating profit
----------------
Electrical                             $106      $71     $375    $243
Fluid Power                              96       85      339     338
Truck                                   105       97      453     329
Automotive                               46       59      232     243

Corporate
---------
Amortization of intangible assets        (9)      (7)     (30)    (25)
Interest expense-net                    (22)     (20)     (90)    (78)
Minority interest                        (1)      (1)      (5)     (7)
Pension & other postretirement
 benefit expense                        (31)     (16)    (120)    (75)
Provision to exit a business                     (15)             (15)
Other corporate expense-net             (46)     (59)    (158)   (172)
                                   --------- -------- -------- -------
Income before income taxes              244      194      996     781
Income taxes                             34       11      191     133
                                   --------- -------- -------- -------
Net income                             $210     $183     $805    $648
                                   ========= ======== ======== =======

See accompanying notes.


Eaton Corporation
Condensed Consolidated Balance Sheets
                                                        December 31
                                                      ----------------
(Millions)                                              2005    2004
                                                      -------- -------

Assets
Current assets
--------------
Cash                                                     $110     $85
Short-term investments                                    226     211
Accounts receivable                                     1,785   1,612
Inventories                                             1,099     966
Deferred income taxes & other current assets              358     308
                                                      -------- -------
                                                        3,578   3,182

Property, plant & equipment-net                         2,175   2,147
Goodwill                                                3,139   2,433
Other intangible assets                                   626     644
Deferred income taxes & other assets                      700     669
                                                      -------- -------
                                                      $10,218  $9,075
                                                      ======== =======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt, primarily commercial paper              $394     $13
Current portion of long-term debt                         240      26
Accounts payable                                          810     776
Accrued compensation                                      277     270
Accrued income & other taxes                              305     283
Other current liabilities                                 942     899
                                                      -------- -------
                                                        2,968   2,267

Long-term debt                                          1,830   1,734
Postretirement benefits other than pensions               537     549
Pensions & other liabilities                            1,105     919
Shareholders' equity                                    3,778   3,606
                                                      -------- -------
                                                      $10,218  $9,075
                                                      ======== =======

See accompanying notes.

Eaton Corporation

Notes to Fourth Quarter 2005 Earnings Release
---------------------------------------------

Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------

In 2005 and 2004, Eaton acquired various businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition.

On December 6, 2005, Eaton acquired the aerospace division of PerkinElmer, Inc., which is a leading provider of sealing and pneumatic systems for large commercial aircraft and regional jets. It also produces other products for aircraft engines, fuel systems, cabin air and de-icing systems, and hydraulic systems, as well as industrial equipment. This business had sales of $150 for the 12 months ended June 30, 2005 and is included in the Fluid Power segment.

On November 1, 2005, the Company acquired the aerospace fluid and air division of Cobham plc. This business includes FR-HiTemp, which provides low-pressure airframe fuel systems, electro-mechanical actuation, air ducting, and hydraulic and power generation, and Stanley Aviation, which produces fluid distribution systems for fuel, hydraulics and air. This business had 2004 sales of $210 and is included in the Fluid Power segment.

On September 2, 2005, the industrial filtration business of Hayward Industries, Inc., which produces filtration systems for industrial and commercial customers worldwide, and is a global leader in liquid, high-purity bag filtration systems, was acquired. This business had sales of $100 for the 12 months ended June 30, 2005 and is included in the Fluid Power segment.

On August 17, 2005, Tractech Holdings, Inc., a global manufacturer of specialized differentials and clutch components for the commercial and specialty vehicle markets, was acquired. This business had 2004 sales of $43 and is included in the Automotive segment.

On June 30, 2005, Morestana S.A. de C.V. (Morestana), a Mexican producer of hydraulic lifters for automotive engine manufacturers and the automotive aftermarket, was acquired. This business had 2004 sales of $13 and is included in the Automotive segment.

On March 31, 2005, Eaton acquired the businesses of Winner Group
Holdings Ltd. (Winner), a producer of hydraulic hose fittings and adapters for the Chinese market. This business had 2004 sales of $26 and is included in the Fluid Power segment.

On March 1, 2005, Pigozzi S.A. Engrenagens e Transmissoes (Pigozzi), a Brazilian agricultural powertrain business that produces transmissions, rotors and other drivetrain components, was acquired. This business had 2004 sales of $42 and is included in the Truck segment.

In 2005, the Company also acquired the assets of one of its suppliers, Pringle Electrical Manufacturing Company. This business manufactures bolted contact switches and other specialty switches and had 2004 sales of $6, with one third of these to Eaton. During the year, the Company also formed a joint venture to manufacture medium-voltage switchgear components in southern China. Eaton will have 51% ownership of the joint venture. These businesses are included in the Electrical segment.

On September 1, 2004, Walterscheid Rohrverbindungstechnik GmbH (Walterscheid), a manufacturer of hydraulic tube connectors and fittings primarily for the European market, was acquired. This business had 2003 sales of $52 and is included in the Fluid Power segment.

On June 9, 2004, the Company acquired Powerware Corporation, the electrical power systems business of Invensys plc. Powerware had sales of $775 for the year ended March 31, 2004. This business is included in the Electrical segment.

Restructuring Charges
---------------------

In 2005 and 2004, Eaton incurred restructuring charges related to the integration of primarily the following acquisitions: Powerware, the electrical power systems business acquired in June 2004; the electrical division of Delta plc (acquired in January 2003); several acquisitions in Fluid Power, including Winner, Walterscheid, and Boston Weatherhead (acquired in November 2002); the Pigozzi agricultural powertrain business; and the Morestana automotive lifter business. A summary of these charges follows:

                                                      Operating profit
                                                           before
                       Restructuring Operating profit  restructuring
                          charges       as reported        charges
                       ------------- ---------------- ----------------

                               Three months ended December 31
                       -----------------------------------------------
                        2005   2004    2005    2004     2005    2004
                       ------ ------ -------- ------- -------- -------
Electrical                $5    $13     $106     $71     $111     $84
Fluid Power                2      3       96      85       98      88
Truck                      3             105      97      108      97
Automotive                 3              46      59       49      59
                       ------ ------
Pretax charges           $13    $16
                       ====== ======
After-tax charges         $9    $11
Per Common Share        $.05   $.07


                                   Year ended December 31
                       -----------------------------------------------
                        2005   2004    2005    2004     2005    2004
                       ------ ------ -------- ------- -------- -------
Electrical               $21    $33     $375    $243     $396    $276
Fluid Power                7      8      339     338      346     346
Truck                      4             453     329      457     329
Automotive                 4             232     243      236     243
                       ------ ------
Pretax charges           $36    $41
                       ====== ======
After-tax charges        $24    $27
Per Common Share        $.15   $.17

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the restructuring charges reduced Operating profit of the related business segment.

Retirement Benefit Plans
------------------------

Pretax income for fourth quarter 2005 was reduced by $16 ($10 after-tax, or $.07 per Common Share) compared to fourth quarter 2004 due to increased pension and other postretirement benefit expense in 2005. This primarily resulted from the declines during 2000 through 2002 in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension liabilities at year-end 2004. Pretax income for full year 2005 was similarly reduced by $55 ($35 after-tax, or $.23 per Common Share) compared to 2004. In January 2006, Eaton made a voluntary contribution of $100 to its United States qualified pension plan. In July 2005, a similar contribution of $50 was made.

Exit & Sale of Business
-----------------------

In December 2004, Eaton announced that it would exit its legacy tire and refrigeration valve manufacturing business. The Company incurred charges of $15 ($10 after-tax, or $.06 per Common Share) principally for the write-down of fixed assets and workforce reductions. This business was included in the Automotive segment. In the Statements of Consolidated Income and Business Segment Information, these charges were reported as a separate line item. This business was sold in March 2005.

Contribution to Eaton Charitable Fund
-------------------------------------

In December 2004, a charge of $12 was recorded for a contribution to the Eaton Charitable Fund ($8 after-tax, or $0.05 per Common Share). In the Statements of Consolidated Income, the charge was included in Other (income) expense-net. In Business Segment Information, the charge was included in Other corporate expense-net.

Income Taxes
------------

The effective income tax rate for fourth quarter 2005 was 13.9% compared to 5.4% for fourth quarter 2004. The effective income tax rate for full year 2005 was 19.2% compared to 17.0% for 2004. The lower rates in fourth quarter and full year 2004 were primarily due to an income tax benefit of $30 resulting from the favorable resolution in the fourth quarter of 2004 of multiple international and U.S. income tax issues. The lower rate for fourth quarter 2005 compared to the rate of 20.9% for the first nine months of 2005 reflects many factors, including higher earnings in international tax jurisdictions with lower income tax rates, increased use of foreign tax credits, and implementation of international tax initiatives.

In fourth quarter 2005, Eaton recorded income tax expense of $3 for the repatriation of $66 of foreign earnings under the American Jobs Creation Act of 2004. This distribution does not change the Company's intention to indefinitely reinvest undistributed earnings of its foreign subsidiaries and, therefore, no U.S. income tax provision has been recorded on the remaining amount of unremitted earnings.

Repurchase of Common Shares
---------------------------

On April 18, 2005, Eaton's Board of Directors authorized the Company to repurchase up to 10 million of its Common Shares. In the second quarter, 3.38 million shares were repurchased at a total cost of $200. No shares were repurchased in the third and fourth quarters of 2005. The remainder of the shares are expected to be repurchased over time, depending on market conditions, share price, capital levels and other considerations.

During first quarter 2005, Eaton repurchased 3.63 million Common Shares at a total cost of $250. This completed the plan announced on January 24, 2005 to repurchase $250 of shares to help offset dilution from shares issued during 2004 from the exercise of stock options.

Reconciliation of Financial Measures
------------------------------------

This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.




    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)